Financial Update

Performance Measures	v. Pln FYTD	Peers
Rates	Retail Rates	✓	✓
	Non-Fuel O&M	✓	!
	Capital Expenditures	+	
	Net Cash Flow	+	
Reliability	Coal EAF	✓	!
	Nuclear EAF	✓	✓
	Combined Cycle EAF	✗	✓
	System Reliability: LNS	+	+
Responsibility	Safety	+	+
	Reportable Environmental Events	✓	
	Customer Satisfaction	✓	
	Organizational Effectiveness	✓	!

Performance Summary through March

(in millions)	YTD Actual	YTD Budget	Variance
Operating Revenue	**$ 5,796**	**$ 5,615**	**$ 181**
Fuel & Purchased Power	2,126	2,063	(63)
O&M	1,684	1,726	42
Depreciation, Amortization	860	876	16
Tax Equivalents & Other	290	276	(14)
Operating Expenses	4,960	4,941	(19)
Operating Income	836	674	162
Other Income	19	9	10
Interest Expense	653	665	12
Net Income	**$ 202**	**$ 18**	**$ 184**

Summary Income Statement
March 2011 Fiscal Year to Date
‘Preliminary YTD March Results - Unaudited’

O&M
Exceptional Performance
On Plan or Better Performance
Less than Plan Performance
Poor Performance

 Net Income Value Drivers
Net Income
Operating
Revenue
Sales
Weather
Impact
Economic
Indicators
Base Capital
Debt Service
EE&DR
Spend
Fuel &
Purchased
Power Expense
Purchased
Power
Rates
Hydro
Generation
Volume
Fuel Rates

Fiscal Year to Date *(Millions of Dollars)*	FYTD March 11 YTD Actual	YTD Ctl Bud	Variance
Beginning Cash and Short-term Investments	**$ 328**	**$ 201**	**$ 127**
Cash Flow from Operating Activities	$ 1,251	$ 1,077	$ 174
Cash Flow from Investing Activities	(1,178)	(1,615)	437
Cash Flow from Financing Activities	380	547	(167)
Net Change in Cash & Cash Equivalents	**$ 453**	**$ 9**	**$ 444**
Ending Cash and Short-term Investments	**$ 781**	**$ 210**	**$ 571**

 Summary Cash Flow Statement
FYTD Total Debt
$ 24,275
$ 24,491
$ 216
March 2011 Fiscal Year to Date
‘Preliminary YTD March Results - Unaudited’

March 2011 Fiscal Year-to-Date
•  Colder weather drove higher sales and fuel expense
•  Overall net income for reinvestment greater than planned
•  Favorable cash flow from timing of construction and base
   capital spending
Forecasted Fiscal Year 2011
• Uncertainty surrounding Japanese nuclear situation
• Economic uncertainty could increase revenue volatility
• Capital expenditures will normalize
 Summary